Exhibit 10.16

2010 DIRECTORS ANNUAL COMPENSATION PROGRAM

Alterra Capital Holdings Limited (the “Company”) has established the 2010 Directors Annual Compensation Program (the “Program”) to compensate the non-employee directors of the Company for their service to the Board of Directors (the “Board”) and its committees. The terms of the Program are as set forth below.

1.	Eligibility. Any member of the Board who is not an employee of the Company or a subsidiary of the Company (a “non-employee Director”) shall be entitled to the compensation specified herein and shall be a “Participant” in the Program from and after the earlier of (i) August 3, 2010 (the “Effective Date”) and (ii) the date on which such Participant becomes a member of the Board and is otherwise eligible to participate in the Program.

2.	Program Year. For purposes of this Program, the Program Year shall mean the period beginning immediately following the consummation of the Company’s annual general meeting of shareholders (“AGM”) and ending immediately prior to the commencement of the next AGM, which period would generally be expected to be approximately twelve (12) months in length. The first Program Year shall commence on the Effective Date and extend until immediately prior to the commencement of the Company’s next AGM.

3.	Stock Compensation. Subject to share availability under the Company’s 2008 Incentive Plan or any similar plan adopted by the Board, each Participant shall be entitled to a grant of Company restricted common shares or restricted stock units (at the election of the Participant) as set forth in the attached schedule on the first business day following the AGM, provided that the Participant is a non-employee Director as of such date. The Compensation Committee shall also have the authority, in its discretion, to make grants of Company restricted common shares or restricted stock units to Participants upon their election or appointment to the Board. Any Company restricted common shares or restricted stock units shall be granted under the Company’s 2008 Incentive Plan or any similar plan adopted by the Board and shall be subject to the terms of the plan and the applicable award agreement (including the adjustment provisions thereof). Shares issued pursuant to this Paragraph 3 do not constitute a separate source of common shares for the grant of equity compensation described herein.

4.

Cash Compensation. Each Participant shall be entitled to a cash amount as may be recommended from time to time by the Compensation Committee of the Board and approved by the Board consisting of (i) an annual retainer for services as a non-employee Director during the Program Year; (ii) meeting fees for each meeting of the Board or any committee (and each information session or presentation) that the Participant attends in his or her role as a member of the

Board or applicable committee during the Program Year; and (iii) any other fees as may be deemed appropriate for service as chairman of the Board or any committee, lead director or otherwise.

5.	Common Shares in Lieu of Cash Compensation. Subject to the terms of the Company’s procedures and policies regarding securities trading and equity award grants, each as may be amended from time to time, Participants may elect to receive Company common shares in lieu of any cash annual retainers, meeting fees and/or other fees that would otherwise be payable to them by executing an election form, substantially in the form attached hereto as Exhibit A, and delivering it to the Company at least thirty (30) days prior to the anticipated commencement of the Program Year. Pursuant to the terms of the election form, a Participant shall make an election to receive common shares as a percentage of cash compensation payable to the Participant ranging from 0% to 100% (in 25% percent increments). Any fractional shares will be paid in cash notwithstanding a Participant’s election.

Any election to receive Company common shares shall contain, and the Participant shall make, the following representation:

“The Participant represents, warrants, agrees, acknowledges and covenants that the Participant does not have in his or her possession, and is not electing to receive common shares in lieu of cash compensation “on the basis of” (as defined in Rule 10b5-1(b) under the Securities Exchange Act of 1934, as amended), any material nonpublic information concerning the common shares or the business, operations or prospects of the Company and is making the election in good faith.”

Any such election to receive Company common shares shall be effective at the commencement of the following Program Year and shall be irrevocable for such Program Year. However, prior to the election deadline for the following Program Year, a Participant may change his or her election for future Program Years by executing and delivering a new election form to the Company. Elections shall remain in effect for succeeding Program Years unless timely revoked. If no election form is received in a timely manner, the annual retainer, meeting and other fees for such Participant will be paid in cash. Any Company common shares issued to Participants pursuant to such election will be issued under the Company’s 2008 Incentive Plan or any similar plan adopted by the Board or any distinct share registration in contemplation of this Program, subject to share availability thereunder, and will be fully vested as of the date of grant.

6.

Payment. Subject to any election made pursuant to Paragraph 5 hereof, each Participant shall receive a lump sum cash payment of any annual retainer for the following Program Year within 30 days following the consummation of the AGM, subject to his or her service as a director on such payment date. For example, for the Program Year commencing August 3, 2010, the annual retainer for such

Program Year will be paid in advance no later than September 2, 2010. Each Participant shall receive a lump sum cash payment of any Board meeting and committee meeting fees and any other fees owed for the prior Program Year within 30 days following the conclusion of the Program Year and in all cases in the calendar year during which the applicable Program Year ends. For example, assuming that the first Program Year commences on August 3, 2010 and ends immediately prior to the commencement of the AGM on August 3, 2011, meeting fees and any other fees will be accumulated and paid within 30 days following August 3, 2011, or no later than September 2, 2011. Each Participant may designate that his or her cash payments (but not Company common shares) shall be paid to a third party by notifying the Company of such designation in a manner established by the Company. Each Participant who elects to receive Company common shares in lieu of any cash annual retainers, meeting and/or other fees shall be issued such number of Company common shares as are determined by dividing the amount of cash compensation owed by the closing sales price of the Company common shares on the payment date).

7.	Cessation of Service. Upon ceasing to be a non-employee Director, such person will no longer be deemed a “Participant” and shall no longer be eligible to receive Company common shares pursuant to the Program and any amounts owing to such person pursuant to Paragraph 4 hereof shall be paid in cash within 30 days following cessation of his or her service as a non-employee Director. The treatment of stock compensation granted pursuant to Paragraph 3 upon cessation of service shall be governed by the terms of the applicable plan and award agreement(s).

8.	Per Diem Compensation. To the extent that a Participant performs specific tasks on behalf of and at the direction of the Board, the Board may determine to compensate such Participant on a per diem basis in an amount equal to a meeting fee or such other fee as the Board may deem appropriate.

9.	Expense Reimbursement. Participants shall be entitled to be reimbursed for reasonable and customary out-of-pocket expenses incurred in attending meetings of the Board and its committees, including airfare and accommodation expenses in accordance with policies established by the Company. In no event will reimbursements be made later than December 31 of the year following the year in which the expense was incurred. Reimbursements in one calendar year shall not affect the amount of reimbursements provided in any other calendar year and a Participant’s rights pursuant to this Paragraph 9 shall not be subject to liquidation or exchange for another benefit.

10.	Taxes. Any tax consequences that arise from participation in the Program shall be the responsibility of the Participant.

11.	Governing Law. The Program shall be governed by the laws of Bermuda.

12.	Successors. All obligations of the Company under the Program shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect merger, consolidation, amalgamation, purchase of all or substantially all of the business and/or assets of the Company or otherwise.

13.	Amendment and Termination. This Program may be amended or terminated at any time by the Board, provided that, no amendment shall be given effect without the consent of a Participant to the extent that it would have the effect of reducing the amount payable to the Participant under the Program for periods prior to the effective date of the amendment.

14.	No Right to Continued Board Membership. Nothing herein shall be construed as giving a Participant the right to be retained as a non-employee Director. The Board or any committee thereof may at any time fail or refuse to nominate a Participant for election to the Board, and the shareholders of the Company may at any election fail or refuse to elect any Participant to the Board free from any liability or claim under this Program.

15.	Section 409A Compliance. The Program is intended to comply with Section 409A of the Code and shall be interpreted accordingly. To the extent required by Section 409A of the Code, any payments to be made to a Participant upon such Participant’s cessation of service will be made only if such cessation of service constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Company makes no representations or covenants that this Program complies with Section 409A of the Code.

16.	Administration. The Program shall be administered by the Compensation Committee of the Board which shall be authorized to interpret the Program, create rules for its administration and correct any defect or supply any omission. The decisions of the Compensation Committee of the Board shall be final and binding.

CURRENT DIRECTORS FEES

(As of August 3, 2010)

Description	Fee
Director Annual Retainer	$50,000
Director Annual Retainer	4,000 restricted common shares or 4,000 restricted stock units (at the election of the director)
Non-executive Chairman Annual Retainer	$100,000
Audit and Risk Management Committee Chairman Annual Retainer	$25,000
Compensation Committee Chairman Annual Retainer	$15,000
Other Committee Chairman Annual Retainer	$10,000
Board Meeting Fee	$2,500
Committee Meeting Fee	$2,500

EXHIBIT A

ALTERRA CAPITAL HOLDINGS LIMITED

2010 DIRECTORS ANNUAL COMPENSATION PROGRAM

Non-Employee Director Election Form for

the Program Year Commencing [Insert date] (the “[TBA] Program Year”)

To:	Alterra Capital Holdings Limited (the “Company”)

The undersigned, being a duly elected non-employee member of the Board of Directors of the Company, hereby irrevocably elects, acknowledges and directs that:

Election

The cash compensation payable to me for services performed during the [TBA] Program Year (including service as chairman of the Board, or chairman of any committee, or as lead director, or for any meeting fees or other fees payable to me), shall be paid to me within 30 days following the consummation of the AGM for such Program Year subject to my continued service as a non-employee Director on such date, as follows (check one):

☐	100% of my compensation shall be paid in Company common shares (“Shares”)

☐	75% of my compensation shall be paid in Shares

☐	50% of my compensation shall be paid in Shares

☐	25% of my compensation shall be paid in Shares

☐	0% of my compensation shall be paid in Shares

Number of Shares Issued.

I acknowledge that the number of Shares I will receive for the [TBA] Program Year pursuant to the elections set forth herein will be determined in accordance with Paragraph 6 of the 2010 Directors Annual Compensation Program.

Representation.

I represent, warrant, agree, acknowledge and covenant that I do not have in my possession, and am not electing to receive common shares in lieu of cash compensation “on the basis of” (as defined in Rule 10b5-1(b) under the Securities Exchange Act of

1934, as amended), any material nonpublic information concerning the common shares or the business, operations or prospects of the Company and I am making the election in good faith.

YOUR ELECTION TO RECEIVE CASH OR SHARES SHALL BE IRREVOCABLE FOR THE [TBA] PROGRAM YEAR. YOU MUST SUBMIT YOUR ELECTION FORM TO THE COMPANY NO LATER THAN [INSERT DATE]. If the Election Form is received later than [insert date] or no Election Form is received, you will be deemed to have made an election to receive your annual retainer, your meeting fees and any other fees for the [TBA] Program Year in cash. Any fractional Shares will be paid in cash.

THIS ELECTION FORM WILL REMAIN IN EFFECT FOR THE [TBA] PROGRAM YEAR AND WILL CONTINUE IN EFFECT FOR EACH SUBSEQUENT PROGRAM YEAR, UNLESS YOU EXECUTE A NEW ELECTION FORM PRIOR TO THE DEADLINE FOR SUBMITTING ELECTIONS FOR SUCH PROGRAM YEAR.

Capitalized terms not defined herein shall have the meanings given to them in the 2010 Directors Annual Compensation Program. I have read and understood the terms of the 2010 Directors Annual Compensation Program. I am not relying on any representation of the Company in making the elections set forth herein.

Dated effective as of the              day of                     , 20    .

Name